Exhibit 1

BRITISH AMERICAN TOBACCO p.l.c. (the “Company”)

Notice of Annual General Meeting 2023

The Company announces that it has published its Notice of Annual General Meeting 2023 (the “AGM Notice 2023”) on its website. Ahead of the Annual General Meeting 2023 (the “AGM”) to be held on 19 April 2023, the following documents are being mailed and made available to its shareholders (as applicable) today, 14 March 2023:

(1)    Annual Report and Form 20-F 2022 (including the Strategic Report 2022) www.bat.com/annualreport
(2)    Combined Performance and ESG Summary 2022 www.bat.com/annualreport
(3)    AGM Notice 2023 www.bat.com/AGM
(4)    Proxy Form
(5)    Proxy Form - South Africa
(6)    Voting Instruction Form - South Africa

Documents listed above with a hyperlink are also available on the Company’s website.

In compliance with Listing Rules 9.6.1 and 9.6.3, a copy of the following documents have been submitted to the Financial Conduct Authority via the National Storage Mechanism and will shortly be available for inspection via the following link: https://data.fca.org.uk/#/nsm/nationalstoragemechanism:

-	The AGM Notice 2023;
-	The Forms of Proxy; and
-	A marked-up version of the Company’s existing articles of association showing the proposed changes (also available on the Company’s website at www.bat.com/AGM).

In compliance with JSE requirements and ahead of the AGM, the Company reports that, in the case of the South Africa Branch Register, the last day to trade is 12 April 2023 and the Record Date is 17 April 2023.

P McCrory
Company Secretary

14 March 2023

Enquiries:

British American Tobacco Media Centre
+44 (0)20 7845 2888 (24 hours) │@BATPlc

Investor Relations
Victoria Buxton / Yetunde Ibe / John Harney:
+44 (0)20 7845 2012 / 1095 / 1263